Exhibit 10.1

INMUNE BIO, INC.

2021 STOCK INCENTIVE PLAN

Form of Nonqualified Stock Option Agreement

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), made and entered into on the 14th day of May 2024, by and between ________ (the “Participant”) and INmune Bio, Inc., a Nevada corporation (the “Company”), sets forth the terms and conditions of stock options issued to the Participant by the Compensation Committee of the Board of Directors of the Company on May 14, 2024 (the “Grant Date”) pursuant to the INmune Bio Inc. 2021 Stock Incentive Plan (the “Plan”) and this Agreement, which options have been approved by the Company’s Board of Directors. Any capitalized terms used but not defined herein shall have the meaning prescribed in Annex A or in the Plan.

1. Grant of Stock Option. Subject to the provisions of this Agreement and the Plan, the Company hereby grants to the Participant a nonqualified stock option (the “Option”) to purchase up to _______ shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Option are granted as of the Grant Date pursuant to, and subject to the terms and conditions of, the Plan.

2. Exercise Price. The exercise price per share of Common Stock subject to the Options is $9.92 (the “Exercise Price”).

3. Vesting. Subject to Section 4 hereof, the Option will become vested and exercisable pro rata on __________ until the Option is 100% vested which shall occur on __________ of the Grant Date so long as (and provided that) the Participant continuously remains an employee, officer, director, or consultant of the Company from the Grant Date through such date(s). The Options shall be exercisable on any date to the extent vested and outstanding on such date. For purposes of this Agreement, employment or service relationship with the Company shall include employment with or provision of services to the Company’s affiliates (including Subsidiaries) and/or its successors. As set forth in Section 12 herein, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ or service of the Company or any of its affiliates (including Subsidiaries) or interfere in any way with the right of the Company or any such affiliates (including Subsidiaries) to terminate the Participant’s employment or service relationship at any time. In the event of any “Change of Control”, all of the options granted hereunder shall automatically and immediately vest. For purposes of this Option, the term Change of Control shall mean: the sale of all or substantially all of the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person which results in another party acquiring more than 50% of the entity. To avoid ambiguity, the Participant acknowledges that a reverse merger of the Company into a public entity wherein the pre-merger shareholders of the Company still own more than 50.1% of the combined company shall not constitute a Change of Control.

4. Termination of Employment or Service.

(a) In the event of the Participant’s termination of employment or service relationship, whether as an employee, officer, director or consultant, by either the Company or its affiliates (including Subsidiaries) without Cause, or by the Participant, any portion of the Options that has not vested as of the date of such termination of employment or service relationship shall immediately expire, and the vested Options shall expire within 90 days after such termination of employment or service relationship. In the event of the Participant’s termination of employment or service relationship by reason of the Participant’s death or Disability, the vested Options shall expire within 180 days after such termination of employment or service relationship.

(b) In the event of the Participant’s termination of employment or service relationship, whether as an employee, officer, director or consultant, by the Company or its affiliates (including Subsidiaries) for Cause, any portion of the Options that are outstanding as of the date of such termination of employment or service relationship shall immediately be forfeited.

5. Term of Options. All unexercised Options shall expire as to all shares of Common Stock underlying the Options on May 13, 2034 (the “Expiration Date”), unless sooner terminated as provided in Section 4 hereof.

6. Method of Stock Option Exercise.

(a) The Options may be exercised during their term, in whole or in part, to the extent they have become vested and exercisable pursuant to Sections 3 and/or 4 and have not yet been forfeited or expired, by the Participant providing notice in writing to the Chief Executive Officer of the Company (the “CEO”), signifying the Participant’s election to exercise the Options (the “Notice of Exercise”). The Notice of Exercise shall be in such manner and on such form as designated by the CEO and pursuant to procedures established by the CEO and/or the Company. The Company may in the future change the person designated to receive such Notice(s) of Exercise, to any other agent or employee of the Company. In the event of any such change, the Company shall provide notice to the Participant.

(b) The payment of the Exercise Price shall be subject to the following:

(i) Payment of Exercise Price. The Exercise Price shall be payable in cash or by wire transfer to the Company’s bank account, for the full purchase price of the shares being purchased, plus such amount, if any, as is required for withholding taxes and for fees related to any agent(s), if applicable.

(ii) If requested by the Company, a written acknowledgement by the Participant, in the form contained in the Notice of Exercise that an investment in the Common Stock of the Company involves a high degree of risk, that the Participant has received a copy of the Company’s financial statements for the most recently ended fiscal year for which such statement is available, and that the Participant has had the opportunity to ask questions of management concerning the Company prior to the exercise of the Options (the Company to provide such information as the Participant may reasonably request in writing, provided that such information has been disclosed to the public).

(iii) The Exercise Price per share of Common Stock purchased upon the exercise of the Options shall be paid at the time of such exercise.

(c) The Company may cause each certificate evidencing the purchased Common Stock to be endorsed with one or more legends setting forth the restrictions on transfer or otherwise of such Common Stock.

(d) Certificates for shares of the Common Stock so purchased will be issued as soon as practicable. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. Until the issuance of the certificate for such shares, the Participant, or such other person as may be entitled to exercise these Options, shall have none of the rights of a stockholder with respect to shares subject to the Options.

7. Taxes. Participant understands that, upon the exercise of the Option, Participant may recognize income, for federal and state income tax purposes. The acceptance of the shares underlying the Option by the Participant shall constitute an agreement by the Participant to report such income in accordance with then applicable law and to cooperate with the Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Participant’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require the Participant to make a cash payment to cover such liability as a condition of the exercise of the Option.

8. Non-transferability. The Options shall not be transferable by the Participant (as defined below) other than pursuant to the terms of the Plan or by will or by the laws of descent and distribution. The Options shall be exercisable, subject to the terms of the Plan and this Agreement, only by the Participant, the Participant’s estate or beneficiary, the guardian or legal representative of the Participant, or any person to whom such Options are transferred pursuant to this Section 8. For purposes of this Section 8, the term “Participant” includes such guardian, legal representative and other permitted transferee.

9. Successors, Assigns and Transferees. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns and permitted transferees (including, upon the death of the Participant, the Participant’s estate).

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. In the event of any question or controversy relating to the terms of the Plan and this Agreement, the decision of the Committee shall be conclusive.

11. Incorporation of Plan. Subject to the limitations contained in Section 10 of this Agreement, all terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. The Participant may obtain a copy of the Plan by contacting the Company’s Chief Executive Officer.

12. Not an Employment or Service Contract. Neither this Agreement nor any Options, or the Plan, shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any of its affiliates (including Subsidiaries), nor shall they interfere in any way with any right(s) that the Company or any such affiliates (including Subsidiaries) would otherwise have to terminate or modify the terms of the Participant’s employment or other service, at any time.

13. Insider Trading Policy. The Participant hereby certifies as to his agreement to comply with any policies, instructions, guidelines or procedures covering trading in the Company’s securities that the Company adopts from time to time, as may relate to the Options and underlying shares issued hereunder.

14. Exercise on certain Record Dates. Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event the Company sets a record date (“Record Date”) in connection with a distribution of bonus shares or dividends, rights offering, stock split, reverse stock split or capital reduction (each an “Event”), the Participant shall not be eligible to exercise the Options on the Record Date.

15. Integration. This Agreement and the other documents referred to herein, including without limitation the Plan, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

17. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

THIS AGREEMENT SHALL BE NULL AND VOID AB INITIO, AND THE GRANT OF OPTIONS REFLECTED HEREIN, SHALL BE DEEMED FORFEITED, UNLESS THE COMPANY RECEIVES, WITHIN TWO WEEKS OF ITS TENDER OF THIS AGREEMENT TO THE PARTICIPANT, ONE COPY HEREOF BEARING THE PARTICIPANT’S ORIGINAL COUNTERSIGNATURE BELOW.

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IN WITNESS WHEREOF, the Participant has executed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

INMUNE BIO, INC.

By:
Name:
Title:

Agreed to and Accepted
this 14th day of May 2024

Annex A

Certain Definitions

A. “Cause” shall only mean

(i)	the willful and continued failure of the Participant to perform substantially the Participant’s duties (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed the Participant’s duties; or

(ii)	the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliates (including Subsidiaries), monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chairman or another Board Member of the Company, upon the instructions of the Company’s Chief Executive Officer or Chief Financial Officer, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company and its affiliates (including Subsidiaries).

(iii)	the Participant’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

B. “Disability” shall mean the absence of the Participant from the Participant’s duties under his employment or service relationship on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Participant, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative, be permanent and continuous during the remainder of the Participant’s life.